Exhibit 99.1
CONSENT OF DIRECTOR NOMINEE
I hereby consent to being named in the Registration Statement on Form S-11 of Welsh Property Trust, Inc., a Maryland corporation (the “Company”), and in all subsequent amendments and post-effective amendments or supplements to the Registration Statement (including the prospectus contained therein and the filing of this consent as an exhibit to the Registration Statement), as a director nominee of the Company, with my election becoming effective no later than the effectiveness of the Registration Statement related to the offering contemplated therein.
Dated: April 9, 2010

/s/ MILO D. ARKEMA

Print Name:	Milo D. Arkema